Exhibit 99.3
Health Catalyst, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements
Introduction
On July 31, 2026 (the “Closing”), Health Catalyst, Inc. (the “Company”) completed the previously announced divestiture of all of the equity interests of VitalWare, LLC, through which the Company conducted its VitalWare business (“Vitalware”), to Med-Metrix, LLC (the “Buyer”) pursuant to that certain Unit Purchase Agreement (the “Purchase Agreement”), dated as of June 4, 2026, between the Company and the Buyer (the “Transaction”). At Closing, the Buyer paid to the Company an aggregate base purchase price of $147 million, subject to customary adjustments for cash, indebtedness, net working capital and transaction expenses as more fully set forth in the Purchase Agreement. Concurrently with the Closing, the Company used the net cash proceeds received from the Transaction, together with cash on hand, to voluntarily repay in full all outstanding obligations under the credit facility governed by that certain Credit Agreement, dated as of July 16, 2024, among the Company, as the borrower, the several lenders party thereto, and Silver Point Finance, LLC, as administrative agent for the lenders (such repayment, the “Repayment”).
Concurrently with the Closing, the Company and the Buyer entered into a transition services agreement (the “TSA”) pursuant to which the Company agreed to provide certain transition services related to Vitalware for specified periods of up to six months following the Closing.
The Company determined that the divestiture of Vitalware does not meet the criteria requiring presentation as discontinued operations in accordance with U.S. GAAP because it does not represent a strategic shift that will have a major effect on the Company’s operations or financial results. The divestiture of Vitalware is considered, for accounting purposes only, a disposition of a significant business under Item 2.01 of Form 8-K.
The following unaudited pro forma condensed consolidated financial information reflects certain known impacts of the Transaction, including the Repayment, and have been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. The unaudited pro forma condensed consolidated statements of operations present the Company's operations for the six months ended June 30, 2026, and the year ended December 31, 2025, as if the Closing, including the Repayment, occurred on January 1, 2025. The unaudited pro forma condensed consolidated balance sheet presents the Company's balance sheet as of June 30, 2026, as if the Closing, including the Repayment, occurred on June 30, 2026. All adjustments shown on the unaudited pro forma condensed consolidated financial information are transaction accounting adjustments.
The following unaudited pro forma condensed consolidated financial information has been derived from the Company’s historical consolidated financial statements and reflects certain assumptions and adjustments that management believes are reasonable under the circumstances and given the information available at this time. The unaudited pro forma condensed consolidated financial information reflects other adjustments that, in the opinion of management, are necessary to state fairly the pro forma financial position and results of operations as of and for the periods indicated. However, such adjustments are estimates and actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information is for illustrative purposes only, does not necessarily reflect what the Company’s financial position and results of operations would have been had the Closing and the Repayment each occurred on the dates indicated, does not necessarily indicate the Company’s future financial position and results of operations, and does not reflect all actions that may be taken by the Company after the Closing. Additionally, the unaudited pro forma condensed consolidated financial information does not consider any operating efficiencies, costs that may be incurred to achieve such operating efficiencies, or cost savings after completing the Transaction.
The unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, our unaudited historical financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 6, 2026 and our audited Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026 and further amended on April 30, 2026.

Health Catalyst, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheets
As of June 30, 2026
(in thousands, except share and per share data)

		Transaction Accounting Adjustments
	Health Catalyst (Historical)	Vitalware Disposition(a)	Pro Forma Adjustments	Notes	Pro Forma Health Catalyst
Assets
Current assets:
Cash and cash equivalents	$60,589	$—	$145,210	(b)	$39,402
			(166,397)	(c)
Short-term investments	42,850	—	—		42,850
Accounts receivable, net	41,901	—	—		41,901
Prepaid expenses and other assets	11,627	—	—		11,627
Assets held for sale	91,424	(91,424)	—		—
Total current assets	248,391	(91,424)	(21,187)		135,780
Property and equipment, net	33,472	—	—		33,472
Intangible assets, net	56,121	—	—		56,121
Operating lease right-of-use assets	5,939	—	—		5,939
Goodwill	11,101	—	—		11,101
Other assets	3,580	—	—		3,580
Total assets	$358,604	$(91,424)	$(21,187)		$245,993
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,338	$—	$—		$8,338
Accrued liabilities	23,595	—	(3,251)	(c)	20,344
Deferred revenue	42,534	—	—		42,534
Operating lease liabilities	3,698	—	—		3,698
Current portion of long-term debt	1,627	—	(1,627)	(c)	—
Liabilities associated with assets held for sale	12,133	(12,133)	—		—
Total current liabilities	91,925	(12,133)	(4,878)		74,914
Long-term debt, net of current portion	151,852	—	(151,852)	(c)	—
Deferred revenue, net of current portion	425	—	—		425
Operating lease liabilities, net of current portion	12,800	—	—		12,800
Other liabilities	775	—	—		775
Total liabilities	257,777	(12,133)	(156,730)		88,914

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock and additional paid-in capital	1,616,004	—	—		1,616,004
Accumulated deficit	(1,516,209)	(79,291)	145,210	(b)	(1,459,957)
			(9,667)	(c)
Accumulated other comprehensive income	1,032	—	—		1,032
Total stockholders’ equity	100,827	(79,291)	135,543		157,079
Total liabilities and stockholders’ equity	$358,604	$(91,424)	$(21,187)		$245,993

Health Catalyst, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Six Months Ended June 30, 2026
(in thousands, except per share data, unaudited)

		Transaction Accounting Adjustments
	Health Catalyst (Historical)	Vitalware Disposition(a)	Pro Forma Adjustments	Notes	Pro Forma Health Catalyst
Revenue:
Technology	$98,263	$(17,411)	$—		$80,852
Professional services	42,980	(219)	—		42,761
Total revenue	141,243	(17,630)	—		123,613
Cost of revenue, excluding depreciation and amortization:
Technology	35,471	(1,404)	—		34,067
Professional services	35,449	(801)	—		34,648
Total cost of revenue, excluding depreciation and amortization	70,920	(2,205)	—		68,715
Operating expenses:
Sales and marketing	20,945	(1,560)	—		19,385
Research and development	20,805	(2,479)	—		18,326
General and administrative	25,888	(153)	—		25,735
Depreciation and amortization	23,094	(3,710)	—		19,384
Impairment of goodwill and intangible assets	122,548	—	—		122,548
Total operating expenses	213,280	(7,902)	—		205,378
Loss from operations	(142,957)	(7,523)	—		(150,480)
Interest and other (expense) income, net	(7,877)	—	9,387	(c)	1,510
Loss before income taxes	(150,834)	(7,523)	9,387		(148,970)
Income tax provision	(729)	—	—		(729)
Net loss	$(151,563)	$(7,523)	$9,387		$(149,699)
Net loss per share, basic and diluted	$(2.07)				$(2.04)
Weighted-average shares outstanding used in calculating net loss per share, basic and diluted	73,280				73,280

Health Catalyst, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2025
(in thousands, except per share data, unaudited)

		Transaction Accounting Adjustments
	Health Catalyst (Historical)	Vitalware Disposition(a)	Pro Forma Adjustments	Notes	Pro Forma Health Catalyst
Revenue:
Technology	$208,277	$(35,549)	$—		$172,728
Professional services	102,859	(1,317)	—		101,542
Total revenue	311,136	(36,866)	—		274,270
Cost of revenue, excluding depreciation and amortization:
Technology	69,741	(3,373)	—		66,368
Professional services	89,720	(1,652)	—		88,068
Total cost of revenue, excluding depreciation and amortization	159,461	(5,025)	—		154,436
Operating expenses:
Sales and marketing	52,477	(2,956)	—		49,521
Research and development	49,770	(5,787)	—		43,983
General and administrative	49,559	(873)	206	(e)	48,892
Depreciation and amortization	50,500	(9,653)	—		40,847
Impairment of goodwill and intangible assets	110,223	—	—		110,223
Total operating expenses	312,529	(19,269)	206		293,466
Gain on sale of business	—	—	65,919	(a)(d)	65,919
Loss from operations	(160,854)	(12,572)	65,713		(107,713)
Loss on extinguishment of debt	—	—	(9,667)	(c)	(9,667)
Interest and other (expense) income, net	(16,404)	(3)	22,105	(c)	5,904
			206	(e)
Loss before income taxes	(177,258)	(12,575)	78,357		(111,476)
Income tax provision	(716)	—	—		(716)
Net loss	$(177,974)	$(12,575)	$78,357		$(112,192)
Net loss per share, basic and diluted	$(2.55)				$(1.61)
Weighted-average shares outstanding used in calculating net loss per share, basic and diluted	69,896				69,896

Health Catalyst, Inc.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial information reflects the following adjustments:

(a) The information in the “Vitalware Disposition” column in the unaudited pro forma condensed consolidated balance sheet is derived from the Company’s unaudited condensed consolidated financial information and the related accounting records as of June 30, 2026, adjusted to reflect assets and liabilities that have been disposed of and transferred to the Buyer pursuant to the Purchase Agreement.

The information in the “Vitalware Disposition” column in the unaudited pro forma condensed consolidated statements of operations is derived from the Company’s unaudited condensed consolidated financial information and the related accounting records for the periods presented and reflects the elimination of the historical operating results of Vitalware.

The ultimate disposition of Vitalware could result in material changes from the unaudited pro forma condensed consolidated financial information. The information in the "Vitalware Disposition" column does not necessarily reflect what Vitalware’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations.

A pro forma gain on disposal is calculated as outlined in the table below. The pro forma gain on disposal is based on information within Vitalware’s unaudited pro forma condensed consolidated historical balance sheet as of June 30, 2026. The actual gain or loss on disposal will be based on Vitalware’s historical balance sheet information as of the Closing and may differ significantly.

Cash purchase price per the Purchase Agreement (see Note (b))	$147,000
Less: estimated transaction-related expenses per Note (b)	(1,790)
Net proceeds	145,210
Less: Vitalware's net assets (see Note (a))	(79,291)
Pro forma gain on disposal	$65,919

(b) Represents the net cash of $145.2 million received in connection with the Transaction, which consists of the gross proceeds of $147.0 million pursuant to the Purchase Agreement less the estimated payment of approximately $1.8 million of transaction closing costs that are non-recurring in nature. The transaction closing costs include incremental costs incurred by the Company including banking and insurance fees that are directly attributable to the Transaction but are not reflected in the unaudited pro forma condensed consolidated statements of operations.

(c) Represents the cash proceeds required from the Transaction and cash on hand (see note 2(b) above) to be used for the full redemption of outstanding loans and accrued interest, as follows (amounts in thousands):

Variable interest rate term loan maturing 2029, net carrying amount	$153,479
Unamortized debt issuance costs	3,577
Unamortized debt discount	2,891
Variable interest rate term loan maturing 2029, principal amount	159,947
Repayment of accrued interest	3,251
Loan early termination fee	3,199
Total cash payments for extinguishment of debt	$166,397

As a result of these debt repayments, the Company reflected an estimated loss on extinguishment of debt, related to the write-off of unamortized debt issuance costs and unamortized debt discount and the early termination fee on the loan, included in accumulated deficit on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2026, as follows (amounts in thousands):

Loan early termination fee	$3,199
Write-off of unamortized debt issuance costs	3,577
Write-off of unamortized debt discount	2,891
Loss on extinguishment of debt	$9,667

The estimated cash payments for extinguishment of debt and estimated loss on extinguishment of debt are based on the outstanding balances as of June 30, 2026. Further, the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2026, and for the year ended December 31, 2025, reflects the estimated reduced interest expense of $9.4 million, and $22.1 million, respectively, as a result of the payments made with the estimated cash proceeds received in connection with the Transaction to reduce outstanding indebtedness, as if the indebtedness had been eliminated as of January 1, 2025. This amount is based on the historical interest expense associated with the borrowings to be repaid in connection with the Transaction.

(d) The pro forma financial information reflects the recognition of a gain on sale of $65.9 million as a transaction accounting adjustment. As disclosed in the Company's 10-K for the year ended December 31, 2025, in Note 15 — Income Taxes to the Company’s audited consolidated financial statements, the Company has incurred cumulative losses and maintains a valuation allowance against substantially all of its deferred tax assets due to uncertainty regarding realizability. As of December 31, 2025, the Company had federal and state net operating loss carryforwards of approximately $787.8 million and $647.7 million, respectively, available to offset future taxable income. As a result, the gain on sale does not result in a corresponding income tax expense or benefit in the pro forma financial information for the year ended December 31, 2025. The actual tax consequences of the Transaction may differ depending on, among other factors, the Company’s ability to realize deferred tax assets, the application of limitations on NOL utilization (including under Internal Revenue Code Section 382), and future taxable income.

(e) The amounts presented in our Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2025, reflect the estimated costs of providing services to the Buyer pursuant to the TSA as well as the estimated income to be received for the performance of stated services pursuant to the TSA.